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FOR IMMEDIATE RELEASE	Contact:	Susan Kahn (investor) (612) 761-6735
Cathy Wright (financial media) (612) 761-6627

TARGET CORPORATION JULY SALES
UP 8.7 PERCENT

        MINNEAPOLIS, August 8, 2002—Target Corporation today reported that its net retail sales for the four weeks ended August 3, 2002 increased 8.7 percent to $2.980 billion from $2.741 billion for the four-week period ended August 4, 2001. Comparable-store sales increased 1.0 percent from fiscal July 2001.

        "Sales for the corporation were below plan for the month of July," said Bob Ulrich, chairman and chief executive officer of Target Corporation. "However, consistent with our previous guidance, we continue to expect very strong earnings growth in the second quarter despite our recent sales softness."

	Sales (millions)	Total Sales % Change	Comparable Stores %Change
July
Target	$2,548	11.8	2.2
Mervyn's	247	(6.3)	(5.9)
Marshall Field's	148	(4.9)	(4.9)
Other	37	(14.3)	na

Total	2,980	8.7	1.0
Second Quarter
Target	$8,297	14.8	4.4
Mervyn's	845	(5.5)	(5.1)
Marshall Field's	556	(2.5)	(2.5)
Other	93	(7.8)	na

Total	9,791	11.3	3.0
Year-to-date
Target	$16,145	16.0	5.6
Mervyn's	1,664	(3.5)	(3.3)
Marshall Field's	1,146	(2.3)	(2.3)
Other	171	5.3	na

Total	19,126	12.7	4.1

        Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,435 stores in 47 states. This included 1,107 Target stores, 264 Mervyn's stores and 64 Marshall Field's stores.

        Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company's 2001 Form 10-K.

        Comments regarding the company's sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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TARGET CORPORATION JULY SALES UP 8.7 PERCENT